Exhibit 10.16

Privileged & Confidential

ZOE’S KITCHEN, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

This sets forth the Non-Employee Director Compensation Policy (the “Policy”) of Zoe’s Kitchen, Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”), which shall become effective on [DATE].

WHEREAS, the Company has adopted the Zoe’s Kitchen, Inc. 2014 Omnibus Incentive Plan (the “2014 Omnibus Incentive Plan”), which provides for grants of equity-based awards to employees, directors and other service providers of the Company; and

WHEREAS, the Board has determined that it is in the best interests of the Company to establish this Policy to set forth the compensation that will be payable to each member of the Board who is neither an employee of the Company or any subsidiary nor an employee, manager or other service provider of Brentwood (each, an “Eligible Director”) as consideration for service on the Board.

NOW, THEREFORE, the Board hereby agrees as follows:

1.                                      General.  The cash compensation and restricted stock unit awards described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each Eligible Director.  The number of shares delivered under this Policy shall reduce the aggregate number of shares available for issuance under the 2014 Omnibus Incentive Plan.  For the avoidance of doubt, any member of the Board who is not an Eligible Director shall not be entitled to cash, equity or any other compensation in connection with such service on the Board.

2.                                      Cash Compensation.

(a)                                 Annual Retainer.  The chairman of the Board shall receive an annual cash retainer of $40,000 for service on the Board, and each other Eligible Director serving as a member of the Board shall receive an annual cash retainer of $30,000 for service on the Board (each, an “Annual Retainer”).

(b)                                 Serving on a Committee.  An Eligible Director is entitled to additional cash compensation for service on a Committee (the “Committee Compensation”), payable as follows:

(i)                                     The chairperson of the Audit Committee shall be entitled to receive an additional annual retainer of $15,000 for such service, and each additional member of the Audit Committee shall be entitled to receive an additional $6,000 for such service.

(ii)                                  The chairperson of the Compensation Committee shall be entitled to receive an additional annual retainer of $10,000 for such service, and each additional member of the Compensation Committee shall be entitled to receive an additional $4,000 for such service.

(iii)                               The chairperson of the Nominating and Corporate Governance Committee shall be entitled to receive an additional annual retainer of $7,500 for such service, and each additional member of the Nominating and Corporate Governance Committee shall be entitled to receive an additional $3,000 for such service.

(c)                                  Payment Schedule and Prorated Compensation for the Annual Retainer and Committee Compensation.  The Annual Retainer and Committee Compensation for each applicable Eligible Director shall be paid by the Company in quarterly installments in arrears following the completion of each quarter.  Such amounts shall be paid in the calendar quarter immediately following the quarter to which such amount relates, subject to the Eligible Director’s continued service on the Board through the applicable quarter.  With respect to any calendar quarter in which an Eligible Director’s service is terminated, such Eligible Director shall be entitled to receive a prorated portion of the Annual Retainer and Committee Compensation, as applicable, for any partial quarter of service, payable at the time when other Eligible Directors are entitled to receive their Annual Retainer and Committee Compensation, as applicable.

(d)                                 New Directors.  In the event a new Eligible Director is elected or appointed to the Board, such Eligible Director shall be eligible to receive an Annual Retainer and Committee Compensation, as applicable, as set forth in Section 2(a)-(b) herein, which amounts shall be prorated based on the date of appointment or election and payable in accordance with Section 2(c).

3.                                      Equity Compensation.

(a)                                 Initial Restricted Stock Unit Grant.  Other than the chairman of the Board, Eligible Directors who served on the Board during or were appointed in connection with the Company’s initial public offering received an initial restricted stock unit (“RSU”) award pursuant to the 2014 Omnibus Incentive Plan with a fair market value on the date of grant of $50,000 (the “Initial RSU Award”).  The Initial RSU Award shall vest equally on each of the first three (3) years of the date of grant, subject to the applicable Eligible Director’s continued service on the Board on each such applicable vesting date.

(b)                                 Annual Restricted Stock Unit Award.  The Compensation Committee of the Board of Directors shall determine whether to issue additional RSU awards on an annual basis.

(c)                                  New Directors.  In the event a new Eligible Director is elected or appointed to the Board, the Compensation Committee of the Company or the Board shall have authority to determine, at its sole discretion, such Eligible Director’s eligibility to receive an RSU award.

4.                                      Expense Reimbursement.  All Eligible Directors will be eligible to be reimbursed for reasonable out-of-pocket expenses incurred to attend meetings of the Board or committees thereof or otherwise performing duties consistent with service on the Board in accordance with the Company’s expense reimbursement policy, subject to provision by any applicable Eligible Director of documentation reasonably satisfactory to the Company.